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                                                                   Exhibit 10.28

                              Young & Rubicam Inc.

                  Amendment to 1997 Incentive Compensation Plan


      1. Amendment. The Young & Rubicam Inc. 1997 Incentive Compensation Plan is hereby amended by deleting the definition of "Eligible Person" and replacing it with the following:

      "     (n) "Eligible Person" means each Executive Officer and other officers and employees of the Corporation or of any Affiliate, including such persons who have accepted offers of employment from the Corporation or any Affiliate, such persons who may also be directors of the Corporation, and each other person who provides services to the Corporation and/or its Affiliates. An employee on leave of absence may be considered as still in the employ of the Corporation or an Affiliate for purposes of eligibility for participation in the Plan."